CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective the 26th day of September, 2014, between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 80 Arkay Drive, Suite 110, Hauppauge, New York  11788 (“NLCS”), and PRINCETON PRIVATE EQUITY FUND, a closed-end registered investment company organized as a Delaware statutory trust, located at 8000 Norman Center Drive, Suite 630, Minneapolis, Minnesota  55437 (the “Fund”).

I.

APPOINTMENT

The Fund hereby appoints NLCS, and NLCS hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 (“Rule 38a-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”).  In addition, to the extent provided in Appendix C, as may be amended from time to time, NLCS shall provide an Anti-Money Laundering (“AML”) Officer to the Fund.

II.

SCOPE OF SERVICES

NLCS will provide compliance services to the Fund as set forth herein and assist the Fund in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the 1940 Act.

Phase I – Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below.

a.

Evaluation of Internal Control Structure

1.

Conduct interviews with certain employees throughout the business lines of the Fund that are responsible for the day-to-day operations of the Fund in relation to compliance with the Federal Securities Laws by the Fund and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund (collectively the “Service Providers”).

2.

Assess from the interviews the operational risks and compliance with stated policies and procedures of the Fund and its Service Providers.

3.

Review internal audit and other reports maintained by the Fund and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.

Review any written policies and procedures provided pursuant to Item b below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Fund and its Service Providers.

b.

Policies and Procedures

Conduct a detailed review and assessment of the Fund’s policies and procedures pertaining to compliance with the Federal Securities Laws.  This review will cover among other things, policies and procedures relating to:

1.

Pricing of portfolio securities and fund shares, with a focus on the following items within the pricing policies and procedures:

a)

Monitoring for circumstances that may necessitate the use of fair value prices;

b)

Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c)

Providing a methodology or methodologies by which the Fund determines the current fair value of the portfolio securities; and

d)

Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2.

Processing of fund shares, with a focus on the following items:

a)

Segregation of investor orders received in a timely manner as required before the Fund prices its shares and issues additional shares on a monthly basis; and

b)

Methodology used by the Fund to confirm all investors meet the suitability standards set forth in the private placement memorandum; and

c)

Procedures for tender offers.

3.

Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4.

Protection of nonpublic information, including:

a)

Prohibitions against trading portfolio securities on the basis of material, non-public information acquired by analysts or portfolio managers employed by the Fund or its Service Providers;

b)

Disclosure to third parties of material information about the Fund’s portfolios, trading strategies, or pending transactions; and

c)

Purchase or sale of shares by the Fund’s or its Service Provider's personnel based on material, nonpublic information about the Fund’s portfolios.

5.

Compliance with fund governance requirements, including the procedures to guard against:

a)

Improperly constituted board of directors/managers of the Fund (the “Board”);

b)

Failure of the Board to properly consider matters entrusted to it; and

d)

Failure of the Board to request and consider information required by the 1940 Act from the Fund and its Service Providers.

6.

The excessive short-term trading of mutual fund shares that may be harmful to the Fund, including a focus on the following areas:

a)

Consistency of policies and procedures with the Fund’s disclosed policies regarding market timing;

b)

Monitoring of shareholder trades or flows of money in and out of the Fund in order to detect market timing activity;

c)

Enforcement of the Fund’s policies regarding market timing;

d)

Prevention of short-term trading waivers that would harm the Fund or its shareholders or subordinate the interests of the Fund or its shareholders to those of the Fund or any other affiliated person or associate person of the Fund; and

e)

Reporting to the Fund’s Board regarding all waivers granted, so that the Board can determine whether the waivers were proper.

7.

Document retention and business continuity.

In addition, NLCS shall conduct a review of the policies and procedures of the Fund’s Service Providers, as they relate to the Fund’s compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of the Fund’s investment advisers shall cover, among other things, to the extent applicable to the Fund:

a)

Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with the Fund’s investment objectives, disclosures by the adviser, and applicable regulatory restrictions;

b)

Trading practices, including procedures by which the Fund satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

c)

Proprietary trading of the Fund and personal trading activities of supervised persons;

d)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

e)

Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

f)

The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

g)

Marketing of advisory services, including the use of solicitors;

h)

Processes to value client holdings and assess fees based on those valuations;

i)

Safeguards for the privacy protection of client records and information; and

j)

Business continuity plans.

It is understood that the CCO of the Fund’s investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under the 1940 Act, and for overseeing, with respect to the portfolios it advises, each of the foregoing items.

Underwriter Review

The review of the policies and procedures of the Fund’s underwriter shall cover, among other things, to the extent applicable to the Fund:

a)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)

The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

c)

Proprietary trading and personal trading activities of supervised persons;

d)

The Fund’s selling agreement process;

e)

Payments of 12b-1 fees to selling brokers (if applicable);

f)

Anti-money laundering policies and procedures;

g)

Advertising review process, submission of materials to the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the maintenance of advertising review records; and

h)

Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of the Fund’s administrator, accountant and transfer agent shall cover, among other things, to the extent applicable to the Fund:

a)

The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)

Maintenance of fund records including Board materials and correspondence with regulators;

c)

Proprietary trading of the Fund and personal trading activities of supervised persons;

d)

Maintenance of fund records;

e)

Processes to ensure timely filing of fund reports;

f)

Auditors comments noted in SSAE 16 reports;

g)

Anti-money laundering policies and procedures; and

h)

Business continuity plans.

As part of its review, NLCS may rely on summaries, reviews or statements prepared by the officers, personnel and compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper development and implementation of its policies and procedures.  Although NLCS performs a review of each Service Providers’ policies, procedures and standard business practices, NLCS is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.  Any deficiencies discovered by NLCS shall be reported to the Board and the applicable Service Provider.

Phase II – Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Fund are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder.  Additionally, NLCS will recommend amendments and draft policies and procedures for the areas identified as being deficient in Phase I, including amending the policies and procedures as they pertain to:

a.

Consistency with regulatory expectations of risk based policies and procedures;

b.

Maintaining compliance with U.S. Securities and Exchange Commission (“SEC”) regulations, including under Rule 38a-1 under the 1940 Act; and

c.

Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements.  Upon completion of Phase II, the Fund will have customized policies and procedures that are designed to assist the Fund in complying with Rule 38a-1 under the 1940 Act.  These procedures will be compiled in a manual that also will describe the overall implementation of the Fund’s Compliance Program (the “Compliance Program Manual”).  This Compliance Program Manual will serve as the Fund’s primary policy and procedures manual and will include summaries of the compliance policies and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Fund’s Compliance Program Manual is complete, the Fund’s CCO will present it to the Board for approval.

Thereafter, the Fund’s CCO will create any appropriate records and monitor the Fund’s compliance program for effectiveness, including ongoing dialogue with key compliance personnel at the Fund’s Service Providers.

The Fund’s CCO will conduct an annual review to assess compliance with the Fund’s compliance program and its overall effectiveness, and will prepare a written report to the Board annually, within sixty (60) calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the 1940 Act.

III.

STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of Emile Molineaux, who shall be appointed by the Board as the CCO for the Fund.  In addition, NLCS will provide support staff to Mr. Molineaux to assist him in all aspects of his duties under this Agreement.  Mr. Molineaux will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.  A brief biography for Mr. Molineaux is included in Appendix B to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON-SITE

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Fund.

Visits to Service Providers of the Fund will include:

1)

On-site visit to the Fund’s administrator, accountant and transfer agent.

2)

On-site visit to the Fund’s principal underwriter.

3)

On-site visits to the Fund’s investment adviser(s).

4)

Visits to each of the foregoing Service Providers will include consultation with the CCO of the respective Service Provider.

OFF-SITE

The off-site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Fund officers of the Fund, legal advisors, and other providers as appropriate and preparing any amendments and drafting new policies and procedures as may be required under Phase II.

IV.

PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Appendix A.  The payment of all fees and the reimbursement of all out of pocket expenses, defined on Appendix A (“Out of Pocket Expenses”) shall be due and payable within fifteen (15) days of receipt of an invoice from

NLCS (the “Due Date”).  Interest may accrue, at the lesser of 10% per annum or the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

V.

INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Fund and NLCS shall make no representation as an agent of the Fund, except that the CCO shall act as an appointed officer of the Fund and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Fund within the scope of his authority as approved by the Board.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant.  If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice.  The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement.  However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS' work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Fund in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Fund.

VI.

PROPRIETARY INFORMATION

NLCS recognizes that the Fund may be subject to the provisions of the SEC’s Regulation S-P, or other privacy rules promulgated under the Gramm-Leach-Bliley Act (the "GLBA").  In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Fund's business activities and its clients.  NLCS hereby agrees to maintain the confidentiality of this information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Fund or its Service Providers unless required by law or in response to regulatory inquiries.

VII.

STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.

Indemnification of NLCS.  The Fund shall indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:  (i) the Fund’s refusal or failure to comply with the terms of this Agreement, (ii) the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement, or (iii) all actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties ..  NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Fund shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Fund or its other Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

b.

Indemnification of the Fund.  NLCS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.

c.

Reliance.  Except to the extent that NLCS may be liable pursuant to this Section VII, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

i.

advice of the Fund or of counsel to the Fund;

ii.

any written instruction or certified copy of any resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;

iii.

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Fund or other proper party or parties; or

iv.

reasonable actions taken by NLCS based on information provided by other Service Providers to the Fund.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

d.

Errors of Others ..  NLCS shall not be liable for the errors of other Service Providers to the Fund, and errors in information provided by an investment adviser or custodian to the Fund.

e.

Limitation of Shareholder and Director/Manager Liability.  The Directors/Managers of the Fund and the Fund’s shareholders shall not be liable for any obligations of the Fund under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which NLCS’ rights or claims relate in settlement of such rights or claims, and not to the Directors/Managers of the Fund or the Fund’s shareholders.  It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors/Managers, shareholders, nominees, officers, agents or employees of the Fund or shareholders of the Fund personally, but bind only the property of the Fund.  The execution and delivery of this Agreement has been authorized by the Directors/Managers of the Fund and signed by an authorized representative of the Fund, acting as such, and neither such authorization by such Directors/Managers nor such execution and delivery by such authorized representative shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund.  A copy of the Fund’s Certificate of Formation is on file with the Secretary of State (or equivalent authority) of the state or jurisdiction of its organization.

f.

In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Fund and shall be reimbursed by the Fund at the then current standard billing rates for NLCS's professional time and expenses, including reasonable attorneys’ fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the CCO incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers/Errors and Omissions insurance policy of the Fund, in accordance with the terms therein and the deductibles applicable to such policy shall be covered by the Fund.

VIII.

CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this Agreement:

a.

The investment adviser to the Fund will officially appoint a CCO pursuant to Rule 206(4)-7 under the 1940 Act to fulfill all required duties thereunder.

b.

The Fund’s CCO shall be covered under the Fund’s Directors and Officers/Errors and Omissions insurance as an officer of the Fund.

c.

NLCS will maintain an Errors and Omissions policy.

IX.

WARRANTY

NLCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

X.

EFFECTIVE DATE, TERM AND TERMINATION

a.

Effective Date and Term.  This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”).  This Agreement shall automatically continue for successive one year periods (a “Renewal Term”) subject to approval of the Board.

b.

Termination.  This Agreement may be terminated (i) at the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days’ written notice prior to the commencement of a Renewal Term, (ii) in accordance with Section XI as a result of the removal of the CCO, or (iii) upon written notice of material breach, provided that a party shall have thirty (30) days to remedy any such material breach.  In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders.

c.

Fees Resulting from Termination.  Except in the event of a termination (i) by the Fund due to an uncured material breach by NLCS or (ii) pursuant to Section XI(b) or XI(d), the Fund shall pay NLCS all compensation and fees owing through the Initial Term, or any Renewal Term, as applicable, on the date of termination or the date that the provision of services cease, whichever is later.  For a termination (i) by the Fund due to an uncured material breach by NLCS or (ii) pursuant to Section XI(b) or XI(d), the Fund shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services ceases, whichever is later.

d.

Reimbursement of NLCS’s Expenses.  In addition to the fees owing in accordance with subsection (c), if this Agreement is terminated for any reason with respect to the Fund, NLCS shall be entitled to collect from the Fund the amount of all of NLCS’s reasonable labor charges and cash disbursements for services in connection with NLCS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of the Fund from its computer systems, and the delivery to the Fund and/or its designees of related records, instruments and documents, or any copies thereof.

XI.

EXCEPTIONS RESULTING FROM BOARD ACTION

a.

Termination.  If the Board dismisses the Fund’s CCO, this Agreement will either end immediately (subject to the provisions of Section X) or, at the discretion of both parties, NLCS may present an alternative CCO for Board consideration and approval to continue the CCO duties set forth under this Agreement.

b.

Prevention of Termination.  If NLCS wishes to dismiss the CCO under the terms of NLCS’s arrangement with the CCO, NLCS will present its plan of action to the

Board prior to taking such action.  Under such circumstances NLCS may, at its own discretion, offer to present another CCO candidate to the Board that would work through NLCS.  If the Board approves the new CCO, the contract would continue as amended to reflect the new CCO.  If, the Board chooses to engage its own CCO as a result of NLCS dismissing the CCO under this Agreement, this Agreement would end, and the Fund would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the new CCO officially assumes responsibility.

c.

Change in Compensation.  If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then the fees paid to NLCS by the Fund will increase by the amount of such increase and/or bonus.  Any attempt by the Board to reduce the salary of the CCO would be contrary to the terms of this Agreement.

d.

Resignation by CCO.  If the CCO voluntarily resigns, at the discretion of both parties, NLCS may present an alternative CCO for Board consideration and approval to continue CCO duties under this Agreement.  If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the CCO, this Agreement would end, and the Fund would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially assumes responsibility.  NLCS will make every effort to assist the Board in a smooth transition during this period.

XII.

MISCELLANEOUS

a.

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b.

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

c.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d.

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e.

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f.

Force Majeure.  Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third-party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.

Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

h.

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

To Princeton Private Equity Fund:

Attn:  John L. Sabre

Title:  President

Princeton Private Equity Fund

8000 Norman Center Drive, Suite 630

Minneapolis, MN  55437

Telephone:  (888) 862-3690

Email:  John.sabre@mtyale.com

To NLCS: Michael J. Wagner President Northern Lights Compliance Services, LLC 80 Arkay Drive, Suite 110 Hauppauge, NY 11788 Telephone: (631) 470-2604 Email: Michael.Wagner@NLCompliance.com

With a copy to:

Cassandra W. Borchers, Esq. Thompson Hine LLP 312 Walnut Street, Suite 1400 Cincinnati, OH 45202

i.

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PRINCETON PRIVATE EQUITY FUND By: /s/ John L. Sabre Name: John L. Sabre Title: President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Brian Nielsen Brain Nielsen Secretary

APPENDIX A – FEES

1) Development of Compliance Program Manual.  A one-time fee of $5,000.00 will be billed for developing/updating the Compliance Program Manual for the Fund.

 plus

2) Development of Procedures.  A one-time fee of $2,500.00 for each adviser/sub-adviser to a Fund will be billed to the Fund’s adviser/sponsor in advance of commencement of Fund operations, for services rendered in connection with initial due-diligence reviews of the adviser/sub-adviser policies and procedures, adviser/sub-adviser site visits.  The amounts may be reimbursed to the adviser/sponsor by the Fund after the Fund commences operations.

For non-adviser service providers to the Fund (e.g., custodians, distributors, etc.), an additional one-time fee of $1,500.00 may be billed for due diligence site visits (to the extent deemed necessary by the CCO) to any such service provider.

Due diligence site visits to advisers and sub-advisers are required by the Fund’s Board prior to approval of adviser/sub-adviser compliance programs.  Required site visits with multiple advisers/sub-advisers will be made only upon receipt from the Fund’s adviser/sponsor of a deposit to cover the initial due diligence fees, plus an estimated amount for out of pocket expenses per site visit (generally expected to be $500.00 to $1,000.00 to cover travel and related expenses).  The deposit must be received prior to performing such visits.  The Fund’s adviser/sponsor may be reimbursed by the Fund for these costs after the Fund commences operations.

 plus

3) Base Fee – Fund Chief Compliance Officer Services.

Base Fee

Net assets of Fund at beginning of quarter	Annual Fee
$0-$50 million	$13,500.00
$50 million-$100 million	$15,500.00
$100 million-$250 million	$17,500.00
$250 million-$500 million	$19,500.00
$500 million-$1 billion	$21,500.00
$1 billion-$2 billion	$31,500.00
Over $2 billion	Negotiable

The annual fee under this Agreement will be billed on a calendar quarterly basis, in advance.  The invoices shall be due and payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS.  Each invoice provided by NLCS shall include the amount due and a brief description of the services rendered.

 plus

4) Pricing Discounts and Adjustments.

An additional fee of $5,000.00 per year will be charged if the Fund involves complex securities or other higher risk compliance issues, as determined by NLCS in its sole discretion.

On the annual anniversary date the fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

NLCS shall offer pricing discounts for multiple funds advised by the same investment adviser (a “Fund Family”).  The Annual Fee shall be charged on the largest fund in a Fund Family.  A 50% discount from the Annual Fee will be given to the second and third largest Fund and a 75% discount off the Annual Fee will be given to any additional funds.  Total fees for a Fund Family shall be calculated using the above method and then allocated to each Fund based on the relative net assets of each Fund compared to total Fund Family assets, subject to a $3,375.00 minimum fee per Fund.  Funds having more than one adviser or funds with one or more sub-advisers are not eligible to participate in Fund Family pricing discounts.  A fund with multiple advisers/sub-advisers shall be charged an additional annual fee of $3,000.00 per additional adviser/sub-adviser.

 plus

5) Anti-Money Laundering Fees.

An annual fee of $2,000.00 will be billed to the Fund on a calendar quarterly basis, in advance.  The invoices shall be due and payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS.  Each NLCS invoice shall include the amount due and a brief description of the services rendered.

 plus

6) Out of Pocket Expenses.

Reasonable expenses incurred in connection with Fund business, including, but not limited to, travel and meals, visits to Fund Service Providers, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Fund on a monthly basis.  The Fund agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Fund pursuant to this Agreement.  Where the Fund’s CCO makes a single visit to Service Providers for purposes not only of the Fund, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Fund and such clients equally.  An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Fund at the end of each month, and will be payable by the Fund within fifteen (15) days of receipt of an invoice from NLCS.

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of this Agreement and further acknowledges and agrees that:

(1) NLCS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLCS’ business is highly competitive and is marketed throughout the United States; and (3) if the Adviser were to hire any NLCS employees who are involved in the procurement of the services under this Agreement then NLCS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees.  Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLCS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties.  In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLCS in the amount of two times the current annual salary of such employee or former employee.  For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Princeton Fund Advisors, LLC

8000 Norman Center Drive, Suite 630

Minneapolis, MN  55437

By:

/s/ John L. Sabre

Name:  John L. Sabre

Title:

Chief Executive Officer

APPENDIX B

EMILE R. MOLINEAUX

EMPLOYMENT

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC Hauppauge, NY – Senior Compliance Officer

February 2011 to Present

NLCS provides compliance services to mutual funds and closed-end interval funds, as well as to investment advisers.  I serve as Chief Compliance Officer for several mutual funds and closed-end interval funds.

GEMINI FUNDS SERVICES, LLC Hauppauge, NY –  General Counsel & CCO

December 2003 to June 2012

Gemini provides Administrative, Transfer Agency, Fund Accounting and Compliance Services to mutual funds, as well as administrative services to hedge funds.  I oversee ongoing legal, compliance and regulatory matters in connection with Gemini and its mutual fund clients and handle issues under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the Investment Adviser’s Act of 1940.  I act as secretary of several mutual funds and make presentations to Boards of Directors/Trustees on a regular basis.   In addition, a good portion of my time is spent developing new products for our adviser clients and pursuing Gemini’s business interests; I have been involved in approximately 80 fund launches to date at Gemini.

THE DREYFUS CORPORATION   New York, NY  –  Mutual Fund Attorney

January 1999 to December 2003

Served as in-house counsel to the Dreyfus Family of Funds; oversaw ongoing legal, compliance and regulatory matters in connection with approximately 20 of the Fund Family’s 200 + portfolios; reviewed and revised meeting minutes, prospectuses, SAIs, annual reports and NSARs; prepared documents for and participated in quarterly board meetings; conducted annual and special shareholder meetings and prepared documents in connection therewith, including closed-end and open-end funds’ mergers, pricing committee issues, fundamental policy changes, election of directors, as well as routine matters; participated in several closed-end fund auction preferred stock offerings and closings therefor; reviewed soft-dollar issues; negotiated futures agreements with futures commissions merchants such as Merrill Lynch, Goldman Sachs, etc.; addressed legal issues involving shareholder complaints; reviewed cross-selling initiatives and certain compliance issues.

MORRISON & FOERSTER LLP  Washington, D.C.  – Attorney, Investment Management Practice

July 1995- December 1998

Addressed ongoing legal, compliance and regulatory matters in connection with large bank-advised mutual fund complex (approximately 75 portfolios, including variable insurance products); drafted and filed public offering documents, prepared Form N1-A filings and responded to SEC comments; prepared Requests for Exemption from SEC Rules; reorganized funds into master-feeder and multi-class structures; interacted with corporate officers and analyzed legal issues in connection with client inquiries; prepared documents relating to fund mergers and acquisitions; prepared proxy materials and N-14 documents; drafted shareholder and quarterly directors’ meeting materials; drafted corporate documents, including advisory and custody agreements; kept abreast of new SEC and NASD Rules and Regulations; handled issues under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 and state Blue Sky laws.

EDUCATION

THE CATHOLIC UNIVERSITY OF AMERICA, COLUMBUS SCHOOL OF LAW - Juris Doctor

May 1993

International and Comparative Law Certificate; Moot Court:  Best Oralist - Jessup Cup, CUA;

International Law Society - Vice President; Latin American Law Students Association – Rep. to National Hispanic Bar Assoc.

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UNIVERSITY OF MASSACHUSETTS - AMHERST  -  Bachelor of Arts,  European History

February 1986

BAR MEMBERSHIPS

DISTRICT OF COLUMBIA -  November 1996

PENNSYLVANIA -  December 1993

LANGUAGES

FLUENT SPANISH

INTERMEDIATE FRENCH

NLCS, 1010 B Street, Suite 301, San Rafael, CA  94901       Emile.Molineaux@nlcompliance.com        (631) 470-2616

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APPENDIX C

Anti-Money Laundering Officer Services

1) Appointment of Anti-Money Laundering Officer.  NLCS will provide the services of Patrick Dietze, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Fund.  Mr. Dietze will have overall responsibility for administering and overseeing compliance with the Fund’s anti-money laundering (“AML”) program.  A brief biography for Mr. Dietze is included in Appendix D.

2) AML Compliance.  As part of the AML program, the AMLO shall, among other things:

a)

Assist the Fund in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)

Review the adequacy of the Fund’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Fund’s AML program to accommodate changes in regulatory requirements and the Fund’s business;

c)

Provide ongoing AML training for appropriate persons;

d)

Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of the Fund personnel and relevant Service Providers;

e)

Arrange for independent testing of the Fund’s AML programs;

f)

Monitor and review AML responsibilities that have been delegated to Service Providers;

g)

Conduct on-site visits of appropriate Service Providers as necessary;

h)

Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)

Assist the Fund’s personnel in responding to Section 314(a) information requests; and

j)

Report to the Board.

Notwithstanding the indemnification provisions of this Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Appendix C (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Fund, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Fund.

3) Representations and Warranties.

a)

Representations and Warranties of NLCS.  NLCS represents and warrants that:

i.

It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his duties and obligations under this Agreement;

ii.

It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

iii.

It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1 under the 1940 Act) to approve the designation, termination and level of compensation of the AMLO.  In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Fund or a Service Provider;

iv.

It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.

It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

b)

Representations and Warranties of the Fund.  The Fund represents and warrants that:

i.

The AMLO shall be covered by the Fund’s Directors and Officers/Errors and Omissions Policy; and

ii.

The AMLO is a named officer in the Fund’s corporate resolutions and, though not specifically named in the Fund’s organizational documents, subject to its provisions regarding indemnification of its officers.

4) Removal of AMLO.  The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty.  If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Appendix C.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action.  Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS.  If the Board approves the candidate as the new AMLO, the contract would continue as amended to so reflect.

5)

Consent to Examination.  In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

APPENDIX D

PATRICK ALAN DIETZE

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

17605 WRIGHT ST, OMAHA NE 68130 • 402-896-7402 • patrick.dietze@nlcompliance.com

PROFESSIONAL EXPERIENCE

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, Omaha, NE

1/2011 to Present

Compliance Officer

•

Selected as an Anti-Money Laundering (AML) Officer for a closed-end interval fund

•

Review and assist preparing compliance manuals and code of ethics

•

Perform compliance site visits for new and existing advisors/sub-advisors

•

Review and assist preparing risk assessments

•

Assist in preparing quarterly and annual compliance reports to Fund Boards

•

Assist CCOs with oversight of over 230 funds with a combined AUM of over $20 Billion

•

Perform compliance testing of distributors and transfer agents

•

Perform and review compliance testing for advisors/sub-advisors

•

Review and maintain billings

•

Assist with revenue budgets

•

Keep up-to-date on new litigations, new regulations, best practices, and hot topics from regulators

•

Attend various conference calls and webinars

ARID RESOURCES, OMAHA, NE

            5/2001 to 11/2010

Residential Manager

•

Created monthly/quarterly/annual budgets for all departments

•

Managed multiple different departments

•

Maintained inventory in the warehouse

•

Performed cost/benefit analysis on all completed jobs

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•

Maintained city and state code requirements

•

Maintained OSHA safety standards

•

Worked closely with clients to meet and exceed their expectations

EDUCATION & PROFESSIONAL DEVELOPMENT

Bachelors of Business Administration, THE UNIVERSITY OF NEBRASKA AT OMAHA, Omaha, NE

Majors; Accounting, Finance, Banking

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